Exhibit 22


                  SUBSIDIARIES OF BIOGEN, INC.



                                             State or Other
                                             Jurisdiction of
Name                                         Incorporation

Biogen Securities Corp.                      Massachusetts

Biogen Realty Corp.                          Massachusetts

Biogen GmbH                                  Germany

Biogen Limited                               U.K.